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                                                   EXHIBIT 23(a)


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Heritage Media Corporation

We consent to incorporation by reference in this registration statement on Form S-8 of Heritage Media Corporation of our report dated February 23, 1996, relating to the consolidated balance sheets of Heritage Media Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and related schedules, which report appears in the December 31, 1995 Annual Report on Form 10-K of Heritage Media Corporation.

                                            KPMG Peat Marwick LLP


Dallas, Texas
March 26, 1996